Exhibit 10.20

VALNEVA SE

Terms and conditions of Phantom Stock Option Plan 2019

1. Preliminary statements

1.1

This Phantom Stock Option Plan 2019 (“PSOP 2019”) is a deferred cash bonus program aiming at promoting the interests of the company “Valneva SE” (“Valneva” or “the Company”) by allowing Participants (as defined below) to benefit from a long-term incentive program that creates a financial result similar to the Employee Stock Option Plan 2019 (the “ESOP”).

“Participant(s)” means employees of Valneva USA, Inc. and those employees of Valneva Austria GmbH or Valneva SE who are subject to US income tax and are employed by any of these entities on September 27, 2019 or not later than sixty (60) days after September 27, 2019, excluding the members of the Management Committee, the Grade 14 employees and all employees who participated in the ESOP. “Being employed” means either having an employment agreement under which work is being done and remuneration is being paid or having an employment agreement and being on maternity or paternity leave.

1.2	The granting of Phantom Options (as defined below) under this PSOP 2019 shall not give rise to a legal right for the Participants to participate in a subsequent or similar plan.

2. Granting of Phantom Stock Options

2.1

The Management Board or persons appointed by the Management Board for this purpose shall have sole competence over the grant of phantom stock options (the “Phantom Options”) under this PSOP 2019. The Management Board or such persons shall further determine the number and category of Phantom Options granted to each Participant and the Strike Price (as defined in Section 3.9 below); this information will be provided on an individual basis, by delivering a grant letter to each Participant.

2.2	The grant of Phantom Options to the Participants is free of charge. However, the cash payments resulting from the program are subject to all applicable taxes and contributions (cf. Section 7 below).

3. Exercise of Phantom Options

Conversion ratio

3.1

Subject to all Terms and Conditions set forth herein, phantom shares may be created at the rate of (1) Phantom Option to one (1) phantom share. However, if the conversion ratio under the ESOP is modified, then the ratio applicable to Phantom Options under this PSOP 2019 shall be adjusted accordingly.

Vesting of Phantom Options

3.2

Subject to the Performance Condition and the exercise periods set forth below, one third (1/3) of the Phantom Options allocated to the Participants shall become exercisable from September 30, 2020, an additional one third (1/3) of the Phantom Options allocated to the Participants shall become exercisable from September 30, 2021 and the remainder shall become exercisable from September 30, 2022. If one third of an allocation is not a whole number, it shall be rounded down for the first two tranches. For each of the above-mentioned tranches, the exercise of Options shall be conditioned on the relevant Participant having been rated not less than “Meet Expectations” (regardless of the sign “+”, “=” or “-”) in the annual performance appraisal immediately preceding the date when the relevant Options become exercisable, e.g. the 2019 appraisal for the first tranche (the “Performance Condition”). Subject to Section 4.2, this condition shall apply to each tranche independently, i.e. a failure to meet it for a given tranche will not affect the vesting of other tranches. If the Performance Condition is not satisfied with respect to any tranche, the Options held by the relevant Participant in that tranche shall lapse without compensation.

Exercise periods

3.3

The Participants may exercise their Phantom Options and claim the corresponding cash payment only within specific time periods provided for this purpose (the “Time Frame(s)”). Each Time Frame will be announced by Valneva’s Management Board. Subject to statutory and regulatory limitations applicable to the ESOP, there will be up to two (2) Time Frames per calendar year, and each of them will last no longer than two (2) weeks.

3.4	The Company reserves the right to postpone, suspend or terminate any Time Frame, in accordance with applicable laws and regulations.

3.5

Subject to Section 4 below, any Phantom Option that was exercisable in a Time Frame (in accordance with Section 3.2 above) but was not exercised during that Time Frame can be exercised by the relevant Participant during any of the following Time Frames.

3.6

In the event of a Change of Control (as defined below), all outstanding Phantom Options shall become exercisable, and a Time Frame shall immediately begin, at the time the Change of Control is effective (this process being herein referred to as the “Acceleration”).

For purposes of this Section 3.6, “Change of Control” means a transaction by which a single party, or two or more parties acting in concert, take over more than fifty percent (50%) of the outstanding voting rights of the Company (be it through an acquisition, merger or transfer of essentially all of the assets of the Company).

Declaration of Exercise

3.7

The Participants shall exercise their Phantom Options by sending a duly completed and signed form (the “Exercise Notice”) to the Human Resources department (“HR”) in Vienna, Austria. This form may be sent as an original or electronically.

3.8

The exercise of Phantom Options shall be deemed in time insofar as the Exercise Notice is received by HR at the earliest on the first day of the relevant Time Frame, and no later than 6 p.m., Paris time, on the last day of such Time Frame. Any Exercise Notice received by HR outside this period will be void. In such a case, the relevant Participant may exercise his/her Phantom Options during a subsequent Time Frame, if he/she so wishes (subject to Section 4 below).

Calculation of Bonus Payment

3.9	The “Strike Price” shall be the amount to be deducted from the cash payment to be made under this PSOP 2019 after exercise of Phantom Options.

The Strike Price under this PSOP 2019 shall be equal to EUR 3.05 per phantom share resulting from the exercise of Phantom Options. However, if the “Strike Price” under the ESOP is adjusted, then the Strike Price under this PSOP 2019 shall be adjusted accordingly.

3.10

Following exercise of Phantom Options, each Participant shall be entitled to receive an amount equal to the difference between the closing price of Valneva’s ordinary stock on the day the Exercise Notice was received (or on the immediately following trading day if the Paris Stock Exchange was closed on the day of receipt) and the Strike Price, less all deductions, taxes and contributions applicable to bonus payments. By way of example, if the conversion ratio is 1:1, Valneva’s stock price is EUR 4.62 and the amount of Phantom Options exercised is 10,000, then the gross amount to be paid (before applicable deductions) shall be EUR 15,700.

Cash Payments

3.11

Participants shall receive payments resulting from the exercise of Phantom Options together with the salary owed for the calendar month immediately following the month during which the Exercise Notice was received. Where such payments are made in a currency other than the euro, the Company retains the right to select a currency exchange ratio consistent with its internal accounting rules.

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4. Validity period of Phantom Options - Lapse

4.1	Subject to the other limitations set forth herein, the Phantom Options may be exercised until September 30, 2029. All Phantom Options not exercised by that date shall lapse without compensation.

4.2

Upon termination of employment within the VLA Group (as defined below), the Phantom Options of a leaving Participant shall lapse without compensation. Notwithstanding the foregoing, a leaving Participant shall retain the right to exercise those Phantom Options which were exercisable prior to termination of employment, but only during the first Time Frame which will immediately follow termination of employment, and on condition that the Company had already opened a Time Frame under this PSOP 2019 prior to termination of employment. “VLA Group” shall mean Valneva SE and its direct and indirect subsidiaries.

4.3

In the event of a Participant’s death, all granted Phantom Options not exercisable prior to the date of death shall lapse without compensation. However, any exercisable Phantom Options may be exercised pursuant to Section 5.2 below.

4.4	In the event that insolvency proceedings are initiated with respect to the Company or the Company becomes insolvent, all Phantom Options shall lapse without compensation.

4.5

The Company may also cancel a Phantom Option if the legal form of the Company changes. If, and at the time when, a transaction referred to in Section 3.6 or a change in the legal form of the Company occurs, any exercisable Phantom Option with a Strike Price higher than the then current Valneva stock price (or, in the event of Change of Control, than the value per share paid in the take-over transaction) shall lapse without compensation. Any acquisition, merger or transfer of essentially all of the assets of the Company which does not lead to a Change of Control shall not trigger Acceleration, but may give rise to replacement of Phantom Options by options in the successor company.

4.6

In the event of expiration or lapse of Phantom Options, the Company shall not be required to inform the relevant Participants or to take any other action, and the Participants shall have no right to any compensation.

5. Unassignability of options

5.1	The Phantom Options granted to the Participants under the PSOP 2019 shall not be transferable, negotiable or eligible as collateral, except through transfer by death (i.e. disposition by will or law).

5.2

The Phantom Options may only be exercised personally by the Participant during his/her lifetime or by his/her legal representative. During the six (6)-month period immediately following the date of death of a Participant, only his/her heirs or the legal representative of the heirs, in each case as identified by corresponding documentation submitted to the Company, may declare the exercise of all remaining exercisable Phantom Options. The Phantom Options shall be deemed immediately exercised if a Time Frame is opened at the time of the declaration. If there is no Time Frame opened at the time the exercise is declared, the Phantom Options shall be deemed exercised during the first day of the Time Frame directly subsequent to the declaration.

6. Shareholder’s rights

6.1	Participants shall have no shareholder rights, and in particular no right to receive dividends.

6.2

If the Company proceeds with any of the financial transactions listed in article L. 228-99 of the French Commercial code, the rights of the Participants shall be protected in a way economically similar to the provisions of that article, which may result in a change in the conversion ratio or the Strike Price.

7. Fees, taxes and duties

7.1	Subject to Section 7.2, the Company shall bear all costs and expenses incurred in connection with the preparation and implementation of this PSOP 2019.

7.2	The Participants shall bear all deductions, taxes and contributions applicable to bonus payments.

The Participants shall further bear all expenses for personal advice, in particular with respect to legal or tax matters.

8. Miscellaneous

8.1	This PSOP 2019 shall be governed by and construed in accordance with French law, without regard to its choice of law principles.

8.2	The Company shall have the right to terminate or amend this PSOP 2019 at any time, subject to all applicable laws and regulations.

VALNEVA SE

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